Exhibit 99.1

Horizon Offshore Announces Election of New CEO, CFO

HOUSTON, April 26, 2005 (PRIMEZONE) -- Horizon Offshore, Inc. (Other OTC:HOFF.PK - News) announced today that its board of directors has elected David W. Sharp, currently its Executive Vice President and Chief Financial Officer, as President and Chief Executive Officer. Mr. Sharp also was elected to the Company's board of directors for a term expiring in 2007 to fill the vacancy caused by the resignation of Bill J. Lam in December, 2004. The Company also announced the promotion of Ronald D. Mogel, currently Vice President International Accounting and Tax of the Company's subsidiary Horizon Offshore Contractors, Inc., to Chief Financial Officer. The elections will be effective on April 30, 2005. Richard A. Sebastiao of RAS Management Advisors, Inc., a turnaround and management consulting firm, who functioned as the Company's Chief Restructuring Officer and principal executive officer since August 30, 2004, has resigned, also effective on April 30, 2005.

Mr. Sharp has been Horizon's Chief Financial Officer since 1997. Prior to that, he had been Vice President -- Finance. He held various accounting and finance positions from January 1995 to October 1996 with J. Ray McDermott, S.A., and with OPI International, Inc. from November 1990 to January 1995.

Mr. Mogel has served as Horizon Offshore Contractors, Inc.'s Vice President, International Accounting and Tax since September 2002, and also has served as its Director of International Accounting and Tax and Director of Operational Accounting. He has more than twenty-five years of experience in accounting and finance with managerial responsibilities in the manufacturing, oil field service and construction industries. He previously was Vice President -- Finance for Newpark Shipbuilding -- Galveston Island, Inc. from 1998 to 1999, Chief Financial Officer for John E. Chance & Associates, Inc. from 1995 to 1998, and held various positions with Offshore Pipelines, Inc. from 1992 to 1995 and Zapata Gulf Marine Corporation from 1984 to 1992.

"We are fortunate to have quality people within our organization with the necessary skills to serve as CEO and CFO," said John Mills, Chairman of Horizon's Board of Directors. "During his tenure with the Company, David Sharp has demonstrated creativity, vitality and management skills that make him the ideal leader for Horizon. Ron Mogel's accomplishments, as well as his experience in our industry, will enable him to serve successfully as our CFO," Mr. Mills added.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should," "expects," "believes," "anticipates," "may," "could," etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630